Exhibit 10.15

Summary of Non-Employee Director Compensation effective for January 1, 2016*

Directors, other than the Preferred Director, who are not employees of the Company or any of its subsidiaries and who do not have a compensatory agreement providing for service as a director of the Company or any of its subsidiaries will receive the following compensation for 2016:

Annual retainer for each Director, paid quarterly in advance	$35,000
Additional annual retainer for Chairman of the Board, and the Chairs of the Compensation and Nominating and Governance Committees	$5,000
Additional annual retainer for Chair of the Audit Committee	$15,000

The Company pays each director’s reasonable travel, lodging, meals and other expenses connected with their Board service.